EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Media Contact	-	Wendy Watkins, Vice President Corporate Communications
Delaware North Companies
716-858-5092

WHEELING ISLAND GAMING, INC. ANNOUNCES
FISCAL 2006 OPERATING RESULTS

WHEELING, W.Va. (March 21, 2007) — Wheeling Island Gaming, Inc. (the “Company”) announced today that the Company’s audited financial results for the fiscal year ended December 31, 2006 reflect operating revenues of $119.7 million, representing an increase of $2.8 million, or a 2.4% increase over the prior year.

Gaming revenues, which represented 83.0% of total revenues, were $99.4 million, an increase of $3.0 million, or 3.1% from 2005. The increase in gaming revenues was due primarily to increased gross gaming revenues due to increased gaming by our repeat customers and the implementation of more effective marketing strategies.

The Company’s operating income for the year was $42.2 million, an increase of $4.1 million over the prior year. The increase in income from operations was primarily due to the increase in operating revenues and a reduction in operating expenses as a result of additional operating efficiencies and enhanced cost controls.

Net income for the year was $20.4 million, representing an increase of $3.5 million over the prior year. The increase in net income is primarily attributable to the increase in operating income combined with an increase in net casualty loss recoveries offset partially by a $2.0 million increase in income tax expenses. The Company’s casualty loss recoveries for the year were $2.9 million, an increase of $1.0 million over the prior year. Casualty loss recoveries relate to damage incurred during the September 2004 and January 2005 Ohio River floods.

“It was a great year for Wheeling Island Racetrack and Gaming Center. However, we are anticipating that our gaming revenues will decrease once gaming in Western Pennsylvania begins to build momentum. We are hopeful that we’ll soon have the opportunity to mitigate expected business losses by offering table gaming at our facility,” said Bob Marshall, president and general manager of Wheeling Island Gaming.

The Company defines EBITDA as net income before interest, taxes, depreciation and amortization. EBITDA is non-GAAP. The company believes that EBITDA can assist investors in analyzing and assessing its ability to service debt. In addition, management focuses on EBITDA, as defined, as a measure of the ability of the business to generate cash. This measure should not be considered in isolation or as an alternative to net income in measuring operating performance and as an alternative to cash flows in measuring the company’s liquidity. EBITDA, as the company defines this term, may not be comparable to a similarly titled financial performance measure presented by other companies.

EBITDA was $56.2 million for 2006, representing an increase of $4.9 million, or 9.6% over 2005. The increase in EBITDA is primarily due to the increase in operating income.

As of December 31, 2006, Wheeling Island Gaming had $125.0 million of debt outstanding, comprised of $125.0 million of unsecured senior notes.

Today, the company filed its Form 10-K with the Securities and Exchange Commission. The Form 10-K includes the audited financial results of the company and related footnotes for fiscal year ended December 31, 2006. The Form 10-K was filed electronically and is available from the Securities and Exchange Commission at www.sec.gov.

Wheeling Island Gaming, Inc. owns and operates Wheeling Island Racetrack & Gaming Center, a premier gaming and entertainment complex located in Wheeling, W. Va. It is the largest operation of Delaware North Companies Gaming & Entertainment, Inc., a wholly owned subsidiary of Delaware North Companies, Inc.

Delaware North Companies, Inc. is one of the world’s leading hospitality and food service providers. Its family of companies includes Delaware North Companies Gaming & Entertainment, Delaware North Companies Parks & Resorts, Delaware North Companies Travel Hospitality Services, Delaware North Companies Sportservice, Delaware North Companies International and TD Banknorth Garden. Delaware North Companies, Inc. is one of the largest privately held companies in the United States with revenues approaching $2 billion and 40,000 associates serving half a billion customers in the United States, Canada, Australia, New Zealand and the United Kingdom.

Note: This press release may contain “forward-looking statements” within the meaning of the federal securities laws. Statements concerning anticipated future events and expectations are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous risks and uncertainties, any of which could cause actual results to differ materially from those expressed or implied by the statements herein. These statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

EBITDA — NON-GAAP MEASURES
($000’s Omitted)

Financial Chart

Reconciliation of Net Income to EBITDA
($000)

	Twelve Months Ended
	December 31, 2006	December 31, 2005

Net Income	$20,411	$16,914
Interest Expense	13,453	13,967
Income Tax Expense	11,105	9,060
Depreciation and Amortization Expense	11,257	11,347

EBITDA*	$56,226	$51,288

*                    EBITDA means earnings before interest, taxes, depreciation and amortization.